Exhibit (i)(1)(C)

Amendment No. 2 to

Administrative Services Agreement
Franklin Templeton Services, LLC
CUNA Mutual Insurance Society

THIS AMENDMENT is made by and between Franklin Templeton Services, LLC (the “Fund Administrator”) and CUNA Mutual Insurance Society (the “Company”).

WHEREAS, The Company and the Fund Administrator have entered into an Administrative Services Agreement, dated as of March 31, 2008, as may be amended from time to time (the “Agreement”), concerning certain administrative services with respect to each series (“Fund” or “Funds”) of Franklin Templeton Variable Insurance Products Trust (the “Trust”) listed on the Schedule B of the Agreement;

WHEREAS, the Company and the Fund Administrator wish to amend the Agreement for the purpose of updating schedules of the Agreement.

NOW, THEREFORE, in consideration of past and prospective business relations, the Fund Administrator and the Company hereby amend the Agreement as follows:

1.            Schedules A and B of the Agreement are hereby deleted in their entirety and replaced with the Schedules A and B attached hereto.

2.            All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

This Amendment is executed effective as of August 1, 2010.

Franklin Templeton Services, LLC

By:
Name: Thomas M. Regner Title: Vice President

CUNA Mutual Insurance Society

By:
Name: James H. Metz Title: Senior Vice President

Schedule A

Administrative Services

Maintenance of Books and Records

●	Assist as necessary to maintain book entry records on behalf of the Funds regarding issuance to, transfer within (via net purchase orders) and redemption by the Accounts of Fund shares.

●	Maintain general ledgers regarding the Accounts’ holdings of Fund shares, coordinate and reconcile information, and coordinate maintenance of ledgers by financial institutions and other contract owner service providers.

Communication with the Funds

●	Serve as the designee of the Funds for receipt of purchase and redemption orders from the Account and to transmit such orders, and payment therefore, to the Funds.

●	Coordinate with the Funds’ agents respecting daily valuation of the Funds’ shares and the Accounts’ units.

●	Purchase Orders

-	Determine net amount available for investment in the Funds.

-	Deposit receipts at the Funds’ custodians (generally by wire transfer).

-	Notify the custodians of the estimated amount required to pay dividends or distributions.

●	Redemption Orders

-	Determine net amount required for redemptions by the Funds.

-	Notify the custodian and Funds of cash required to meet payments.

●	Purchase and redeem shares of the Funds on behalf of the Accounts at the then-current price in accordance with the terms of each Fund’s then current prospectus.

●	Assistance in enforcing procedures adopted on behalf of the Trust to reduce, discourage, or eliminate market timing transactions in a Fund’s shares in order to reduce or eliminate adverse effects on a Fund or its shareholders.

Processing Distributions from the Funds

●	Process ordinary dividends and capital gains.

●	Reinvest the Funds’ distributions.

Reports

●	Periodic information reporting to the Funds, including, but not limited to, furnishing registration statements, prospectuses or private offering memorandum, statements of additional information, reports, solicitations for instructions, disclosure statements, sales or promotional materials and any other filings with the Securities and Exchange Commission with respect to the Accounts invested in the Funds, if necessary.

●	Periodic information reporting about the Funds to contract owners, including necessary delivery of the Funds’ prospectus and annual and semi-annual reports.

Fund-related Contract Owner Services

●	Maintain adequate fidelity bond or similar coverage for all Company officers, employees, investment advisors and other individuals or entities controlled by the Company who deal with the money and/or securities of the Funds.

●	Provide general information with respect to Fund inquiries (not including information about performance or related to sales).

●	Provide information regarding performance of the Funds.

●	Oversee and assist the solicitation, counting and voting of contract owner pass-through voting interests in the Funds pursuant to Fund proxy statements.

Other Administrative Support

●	Provide other administrative and legal compliance support for the Funds as mutually agreed upon by the Company and the Funds or the Fund Administrator.

●	Relieve the Funds of other usual or incidental administrative services provided to individual contract owners.

Schedule B

Administrative Expense Payment

The Fund Administrator agrees to pay the Company a fee, computed daily and paid quarterly in arrears, equal to an annual rate as set forth below, applied to the average daily net assets of the shares of the Funds held in the subaccounts of the Accounts. The payment will be computed and paid in the manner described more completely in the Agreement.

#	Company	Product Name/ Registration No.	Funds of the Trust	Fee Rate	Date of Beginning of Period for Computation of Fee
1.	CUNA Mutual Insurance Society	CUNA Mutual Group Variable Annuity Account (not registered)	Class 4 Shares: Franklin Income Securities Fund Franklin High Income Securities Fund Mutual Global Discovery Securities Fund	0.10%	05/01/08
			Class 1 Shares: Franklin High Income Securities Fund Franklin Income Securities Fund Franklin Small Cap Value Securities Fund Templeton Developing Markets Securities Fund Templeton Global Bond Securities Fund	0.10%	10/01/08
			Class 2 Shares: Franklin High Income Securities Fund Franklin Income Securities Fund Franklin Small Cap Value Securities Fund Mutual Shares Securities Fund Templeton Global Bond Securities Fund	0.10%	10/01/08
			Class 1 Shares: Mutual Shares Securities Fund Templeton Foreign Securities Fund Class 2 Shares: Mutual Global Discovery Securities Fund Templeton Developing Market Securities Funds	0.10%	08/01/10
2.	CUNA Mutual Insurance Society	MEMBERS Variable Annuity I 333-148421	Class 4 Shares: Franklin Income Securities Fund Franklin High Income Securities Fund Mutual Global Discovery Securities Fund	0.10%	05/01/08

#	Company	Product Name/ Registration No.	Funds of the Trust	Fee Rate	Date of Beginning of Period for Computation of Fee
		MEMBERS Variable Annuity I (cont’d) 333-148421	Class 4 Shares: Templeton Developing Markets Securities Fund	0.10%	TBD
3.	CUNA Mutual Insurance Society	MEMBERS Variable Annuity II 333-148423	Class 4 Shares: Franklin Income Securities Fund Franklin High Income Securities Fund Mutual Global Discovery Securities Fund	0.10%	05/01/08
4.	CUNA Mutual Insurance Society	MEMBERS Choice VA 333-148422	Class 4 Shares: Franklin Income Securities Fund Franklin High Income Securities Fund Mutual Global Discovery Securities Fund	0.10%	05/01/08
5.	CUNA Mutual Insurance Society	MEMBERS Variable Annuity III 333-148426	Class 4 Shares: Franklin Income Securities Fund Franklin High Income Securities Fund Mutual Global Discovery Securities Fund	0.10%	05/01/08

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